EXHIBIT 10.6

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of November 15, 2005, but effective as of July 1, 2005 (the “Effective Date”), is made between RELIANT PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and ERNEST MARIO (the “Executive”).

WHEREAS, Reliant Pharmaceuticals, LLC, predecessor to the Company, and the Executive entered into an Employment Agreement dated April 29, 2003 (the “Original Agreement”) pursuant to which the Company employed the Executive;

WHEREAS, the Company and the Executive desire to amend and restate the Original Agreement in its entirety pursuant to the terms of this Agreement and thereby continue the Executive’s employment with the Company, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Original Agreement in its entirety as follows:

1.              Employment. The Executive’s employment with the Company will continue following the Effective Date, upon the terms and conditions herein set forth.

2.              Employment Period. The terms and conditions of employment under this Agreement shall commence on the Effective Date hereof and continue for a period ending on June 30, 2008, subject to earlier termination as provided herein (as extended pursuant to the terms hereof, the “Employment Period”). In the event that the Executive continues to be employed by the Company following the termination of the Agreement, such employment shall be governed by this Agreement, except that it will be “at-will,” without a fixed term, and may be terminated by the Company or the Executive at any time, with or without notice, for any reason or no reason (and no reason need be given), and without any further obligations of the Company beyond that owed for periods that the Executive was actually employed by the Company.

3.              Position and Duties. The Executive hereby agrees to serve as the Chairman and Chief Executive Officer of the Company, and shall have those duties, responsibilities and authority customarily accorded a person holding such a position in a company such as the Company. In such capacity the Executive shall report to the Board of Directors of the Company (the “Board”). The Executive shall devote his best efforts and attention to the performance of services to the Company in accordance with the terms hereof and as may reasonably be requested by the Company. The Company acknowledges that the Executive shall continue to pursue his several external obligations during the term of this Agreement.

4.              Compensation and Other Terms of Employment. In consideration of the performance of his duties for the Company, the Executive shall be entitled to receive the following:

(a)                                 Base Salary. During the Employment Period (and thereafter to the extent that the Executive continues to be employed by the Company), the Executive shall be entitled to receive an annual salary equal to Six Hundred Thousand Dollars ($600,000) per year (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s regular payroll practices (e.g., timing of payments and standard employee deductions such as income and employment withholding taxes).

(b)                                 Bonus. During the Employment Period (and thereafter to the extent that the Executive continues to be employed by the Company) and at the discretion of the Compensation Committee of the Board (the “Comp Committee”), the Executive shall be eligible to participate in and earn annual bonus compensation under the Company’s Executive Bonus Plan (the “Bonus Plan”) of up to one hundred sixty five percent (165%) of his Base Salary, subject to satisfaction of performance criteria established by the Comp Committee under the terms of the Bonus Plan in consultation with the Executive for each relevant fiscal year that the Executive is employed hereunder.

(c)                                  Restricted Stock. As of the Effective Date, Executive shall be granted and the Company shall issue to the Executive under the Reliant Pharmaceuticals, Inc. 2004 Equity Incentive Plan (the “Plan”), Four Hundred Twenty Five Thousand (425,000) shares of restricted common stock of the Company (the “Section 4(c) Restricted Shares”). The Section 4(c) Restricted Shares shall be issued pursuant and subject to the terms of a restricted stock agreement between the Company and the Executive substantially in the form of Exhibit A attached hereto (the “Restricted Stock Agreement”), which agreement shall provide, among other things, that the Executive shall vest in one-third of the Section 4(c) Restricted Shares on each anniversary of the Effective Date, over a period of three (3) years.

(d)                                 2008 Share Grant. In the event that a Liquidity Event (as defined below) has not occurred before June 30, 2008 and either (i) Executive is employed by the Company on June 30, 2008, or (ii) Executive’s employment has been terminated by the Company without Cause (as defined below) or by Executive for Good Reason (as defined below), then with effect as of  July 1, 2008 the Company shall grant and issue to the Executive under the Plan or any subsequent equity incentive plan of the Company adopted in replacement thereof, Three Hundred Thirty Three Thousand (333,000) shares of restricted common stock of the Company (the “Section 4(d) Shares”), which shares shall be fully vested and transferable upon grant, subject only to any stockholders agreement which may be effective between the Company and the Executive.

(e)                                  Options. As of the Effective Date, the Company shall grant to the Executive options to purchase Two Hundred Thousand (200,000) shares of common stock of the Company, at an exercise price of Twenty Dollars ($20.00) per share (the “Section 4(e)Options”). The Section 4(e) Options shall be evidenced by and subject to the terms of an option agreement between the Company and the Executive substantially in the form of Exhibit B attached hereto (the “Option Agreement”).

(f)                                   Liquidity Event Bonus.

(i)                                     In the event of a transaction during the Employment Period resulting in a Change of Control (as defined below) of the Company (a “Liquidity Event”), the Executive shall be entitled to a bonus equal to 1.0% of the Net Proceeds (as defined below) actually received by the stockholders of the Company in connection with such Liquidity Event with respect to their capital stock in the Company (the “Liquidity Event Bonus”). The Liquidity Event Bonus will be paid in the same consideration as, and to the extent (if the transaction is a mix of cash and other consideration) received by the holders of shares of common stock of the Company. The Liquidity Event Bonus shall be in addition to any rights that Employee shall have by reason of the Liquidity Event with respect to any equity ownership or other rights to equity ownership he may hold in the Company. For the purposes of this Agreement, “Net Proceeds” means the total value of all consideration actually received by the stockholders of the Company with respect to a Liquidity Event, less investment banking fees and other transaction costs incurred by the Company in connection with the Liquidity Event. In the event that any of the consideration received by the stockholders of the Company is paid into escrow or is a contingent payment, the Executive shall be paid his Liquidity Event Bonus in respect of such escrowed or contingent payments at the time that such payments are received by the other stockholders (or former stockholders) of the Company; provided, however, that payment of the Liquidity Event Bonus may be structured to be paid at a time different than the stockholders to the extent necessary to avoid adverse treatment of such payments under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(ii)                                  For the purposes of this Section 4(f), “Change of Control” means (i) the sale, lease exchange license or other disposition of all or substantially all of the Company’s assets in one transaction or a series of related transactions, (ii) a merger or consolidation as a result of which the holders of Company’s issued and outstanding voting securities immediately before such transaction own or control less than a majority of the voting securities of the continuing or surviving entity immediately after such transaction and/or (iii) the acquisition (in one or more transactions) by any person or persons acting together or constituting a “group” under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with any affiliates thereof (other than stockholders of the Company as of the date hereof and their respective affiliates) of beneficial ownership (as defined in Rule 13d-3 under such Exchange Act) or control, directly or indirectly, of at least eighty percent (80%) of the total voting power of all classes of securities entitled to vote generally in the election of the Company’s board of directors; provided that for the purposes of the immediately preceding clause (iii) neither a public offering of Company’s securities nor any financing transaction or series of financing transactions shall constitute a Change of Control.

(iii)                               In the event that any portion of the Liquidity Event Bonus constitutes an “excess parachute payment” within the meaning of Sections 280G and 4999 of the Code (such amount being the “Excess Parachute Payment”), then the Company shall pay the Executive an additional amount equal to twenty (20%) of the amount of such Excess Parachute Payment.

(g)                                  Aircraft. The Company owns a 3/16ths NetJets fractional ownership interest in a Citation Excel aircraft, tail number N668QS (such interest, the “Aircraft”). The Aircraft shall be available to the Executive for business and personal use; provided, however, that the Executive shall be imputed income for all personal usage of the Aircraft pursuant to Section 132 of the Internal Revenue Code.

(h)                                 Housing. The Company will provide, at the Company’s cost, an apartment for the Executive’s use reasonably close to the Company’s corporate headquarters in Liberty Corner, New Jersey. All taxes, utilities and maintenance/repair obligations related to the apartment shall be borne by the Company.

(i)                                     Transportation/Automobile. The Company shall provide the Executive, at the Company’s expense, with the use of a car service for business-related transportation. A vehicle from the Company’s fleet of PSR vehicles will be available for Executive’s use.

(j)                                    Business Expenses. The Executive shall be entitled to receive reimbursement in accordance with the policies and procedures of the Company maintained from time to time for all reasonable documented business expenses incurred in the performance of his duties for the Company. In addition, the Executive shall be entitled to a one time reimbursement of reasonable fees and expenses of legal counsel incurred by the Executive in connection with the negotiation of this Agreement.

(k)                                 Vacation. The Executive shall be entitled to vacation during each year of the Employment Period in accordance with the Company’s policies in effect from time to time applicable to other members of the Company’ senior management.

(l)                                     Benefits. Except as specifically provided herein or oh Exhibit C attached hereto, the Executive shall not participate in the Company’s employment benefit plans, including but not limited to the Section 401(k) retirement plan, health, dental, life insurance, and long term disability plans or any bonus or other incentive plans.

(m)                             No Additional Compensation. Except as otherwise specifically provided in this Section 4 or as determined in the discretion of the Compensation Committee of the Board, the Executive shall not be entitled to any other compensation, salary or bonuses for services as an employee of the Company.

5.              Termination and Consequences.

(a)                                 The Executive’s Rights to Terminate. Notwithstanding any other provision of this Agreement to the contrary, the Executive may terminate this Agreement at any time, on at least 30 days’ prior written notice to the Company for any reason.

(b)                                 The Company’s Right to Terminate. Notwithstanding any other provision of this Agreement to the contrary, the Company may terminate this Agreement at any time during the term hereof with or without Cause; provided that the Company shall give Executive at least 30 days’ prior written notice prior to termination without Cause.

(c)                                  Consequences of Termination without Cause or for Good Reason. If the Company terminates this Agreement without Cause or if the Executive terminates this Agreement with Good Reason, the Executive and the Company shall have the following rights and obligations:

(i)                                     Notwithstanding anything in the Plan or in the applicable option or restricted stock agreements to the contrary, the Executive shall become fully vested in all of the Section 4(c) Restricted Shares and the Section 4(e) Options;

(ii)                                  if such termination occurs prior to a Liquidity Event, the Company shall pay the Executive the Liquidity Event Bonus; provided, that the Executive would have otherwise been entitled to such Liquidity Event Bonus pursuant to Section 4(f) but for the termination of his employment as described in this Section 5(c);

(iii)                               if the conditions of Section 4(d) are met, then on June 30, 2008, the Company shall grant the Executive the Section 4(d) Shares; and

(iv)                              the Executive shall be entitled to any Base Salary accrued but unpaid through the date of termination.

Upon termination of employment, the Executive shall have no further rights to receive additional grants of options, restricted shares or any other benefits or compensation set forth in Section 4. Following such termination of Executive’s employment, the Company shall have no further obligations to the Executive under the terms of this Agreement.

(d)                                 Consequences of Termination With Cause or Without Good Reason. If the Company terminates this Agreement with Cause or the Executive terminates this Agreement without Good Reason:

(i)                                     the Executive shall forfeit all rights to the Section 4(c) Restricted Shares and the Section 4(e) Options, to the extent not vested;

(ii)                                  all Restricted Shares and Options, in each case to the extent vested, shall be subject to the terms of the Plan and the Restricted Share Agreement and Option Agreement;

(iii)                               the Executive shall be entitled to any Base Salary accrued but unpaid through the date of termination;

(iv)                              the Executive shall have no further rights to any other benefits or compensation set forth in Section 4; and

(v)                                 the Company shall have no further obligations to the Executive under this Agreement.

(e)                                  Definition of Good Reason. “Good Reason” means (i) a material reduction of Executive’s duties and responsibilities from those in effect immediately prior to the reduction;

provided, however, that a reduction in title or responsibilities from “Chairman and Chief Executive Officer” to “Chairman” will not constitute Good Reason, or (ii) material breach by the Company of any provision of this Agreement after receipt of written notice thereof from the Executive and failure by the Company to cure the breach within thirty (30) days thereafter.

(f)                                   Definition of Cause. “Cause” means the Executive’s (i) conviction of or a plea of guilty or nolo contendere to a felony or a crime involving moral turpitude which in the judgment of the Board causes or will likely cause substantial economic damage to the Company or substantial injury to the business reputation of the Company, (ii) commission of acts of fraud, misappropriation, embezzlement, theft, dishonesty or breach of the duty of loyalty in performance of the Executive’s duties on behalf of the Company and (iii) failure lasting at least 30 consecutive calendar days to discharge his duties under this Agreement due to gross negligence. The foregoing notwithstanding, the Company shall provide the Executive prior written notice of its intent to terminate the Executive for Cause pursuant to Section 5(f)(iii) if the Executive fails to commence to cure such alleged failure to discharge his duties within thirty (30) days of such written notice.

6.              Records and Confidential Data.

(a)                                 Acknowledgement. The Executive acknowledges that in connection with the performance of his duties during the term of his employment the Company will make available to the Executive, or the Executive will have access to, certain Confidential Information (as defined below) of the Company and its affiliates.

(b)                                 Confidentiality Obligations. During the term of his employment and thereafter Executive shall keep all Confidential Information confidential and will not use such Confidential Information other than in connection with the Executive’s discharge of his duties hereunder, and will be safeguarded by the Executive from unauthorized disclosure. This covenant is not intended to, and does not limit in any way Executive’s duties and obligations to the Company under statutory and common law not to disclose or make personal use of the Confidential Information or trade secrets.

(c)                                  Return of Confidential Information. Following the Executive’s termination of employment, as soon as possible after the Company’s written request, the Executive will return to the Company all written Confidential Information which has been provided to the Executive and the Executive will destroy all copies of any analyses, compilations, studies or other documents prepared by the Executive or for the Executive’s use containing or reflecting any Confidential Information. Within ten (10) business days of the receipt of such request by the Executive, the Executive shall, upon written request of the Company, deliver to the Company a notarized document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 6(c).

(d)                                 Definition. For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company, and its affiliates, including, without limitation, the Company’s marketing strategies, pricing policies or characteristics, customers and customer information, product or product specifications, designs, software systems, leasing costs, cost of equipment, customer lists, business or business prospects, plans, proposals, codes, marketing studies, research, reports, investigations, or other information of similar character. For purposes of this Agreement, the Confidential Information shall not include and the Executive’s obligations under this Section 6 shall not extend to (i) information which is generally available to the public, (ii) information obtained by the Executive from third persons other than Executives of the Company, its subsidiaries, the Company and the Company’s affiliates not under agreement to maintain the confidentiality of the same and (iii) information which is required to be disclosed by law or legal process.

(e)                                  Construction. Any reference to the Company in this Section 6 shall include the Company and/or its subsidiaries.

7.              Additional Covenants.

(a)                                 Non-Competition. Except for such matters and activities approved by the Board in writing, the Executive covenants and agrees that (i) during his employment and (ii) for a period of six (6) months following the termination of his employment by the Company, the Executive shall not serve as a President, Chief Executive Officer and/or Executive Chairman in any corporation, partnership, proprietorship, firm, association, person, or other entity that engages in any business, activity or service whose principle business is the discovery, development, manufacture and sales of prescription pharmaceuticals (a “Company Activity”). This Covenant (as defined below) applies to Company Activities in any territory or jurisdiction in which the Company is doing business or is making an active effort to do business during the term of the Executive’s employment and with respect to the Executive’s Covenant regarding the six (6) month period after the termination of the Employment Period. This Covenant does not prohibit the mere passive ownership of less than five percent (5%) of the outstanding stock of any public corporation as long as the Executive is not otherwise in violation of this Covenant.

(b)                                 No Diversion. During the Employment Period, the Executive covenants and agrees that the Executive shall not divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business opportunities of the Company (e.g., joint ventures, other business combinations, investment opportunities, potential investors in the Company, and other similar opportunities) which the Executive became aware of as the result of his employment with the Company.

(c)                                  Non-Recruitment. The Executive agrees that the Company has invested substantial time and effort in assembling its present workforce. Accordingly, the Executive covenants and agrees that during his employment and for a period of six (6) months following the termination of the Employment Period, the Executive shall not directly or indirectly entice or solicit or seek to induce or influence any of the Company’s executives to leave their employment.

(d)                                 Remedies. The Executive acknowledges that should he violate any of the covenants contained in Sections 6, and 7(a), (b), and (c) above (collectively “Covenants”), it will be difficult to determine the resulting damages to the Company and, in addition to any other remedies it may have, the Company shall be entitled to temporary injunctive relief without being required to post a bond and permanent injunctive relief without the necessity of proving actual damage. The Company may elect to seek one or more of these remedies at its sole discretion on a case by case basis. Failure to seek any or all remedies in one case does not restrict the Company from seeking any remedies in another situation. Such action by the Company shall not constitute a waiver of any of its rights.

(e)                                  Severability and Modification of Any Unenforceable Covenant. It is the parties’ intent that each of the Covenants be read and interpreted with every reasonable inference given to its enforceability. However, it is also the parties’ intent that if any term, provision or condition of the Covenants is held to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Finally, it is also the parties’ intent that if it is determined that any of the Covenants are unenforceable because of overbreadth, then the Covenants shall be modified so as to make it reasonable and enforceable under the prevailing circumstances.

(f)                                   Litigation. The Executive agrees to render assistance and cooperation to the Company at its request regarding any matter, dispute or controversy with which the Company may become involved and of which the Executive has or may have reason to have knowledge, information or expertise. Such services will be without additional compensation if the Executive is then employed by the Company and for reasonable compensation and subject to his reasonable availability if he is not.

(g)                                  Construction. Any reference to the Company in this Section 7 shall include the Company and/or its subsidiaries.

8.              No Assignment. This Agreement shall not be assigned, delegated, transferred, pledged or sold by either the Executive or the Company without the prior written consent of the other party.

9.              Miscellaneous Provisions.

(a)                                 Payment of Taxes. Any payments otherwise due under this Agreement to the Executive shall either be (i) reduced by the minimum required withholdings for federal, state, local and/or employment taxes, or (ii) the Executive shall deliver to the Company in cash the amount necessary for the Company to satisfy its required tax withholding obligations.

(b)                                 Notices. All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made (i) if delivered personally or (ii) after the expiration of five days from the date upon which such notice was mailed from within the United States by certified mail, return receipt requested, postage prepaid, (iii) upon receipt by prepaid telegram or facsimile transmission (with written confirmation of receipt) or (iv) after the expiration of the second business day following deposit with documented overnight delivery service. All notices given or made pursuant hereto shall be so given or made to the following addresses:

if to the Executive:	Ernest Mario, Ph.D.
20 Greenhouse Drive
Princeton, NJ 08540
Facsimile: (609) 924-7641

with copy to:	Coblentz, Patch, Duffy & Bass
222 Kearny Street, 7th Floor
San Francisco, CA 94108
Attention:
Facsimile: (415) 989-1663

if to the Company:	Reliant Pharmaceuticals, Inc.
110 Allen Road
Liberty Corner, New Jersey 07938
Attention: Chief Financial Officer
Facsimile: (908) 542-9406

with copy to:	Latham & Watkins LLP
5800 Sears Tower
Chicago, Illinois 60606
Attention: Michael A. Pucker
Facsimile: (312) 993-9767

(c)                                  Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.

(d)                                 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts executed in and to be performed entirely within that state. The parties irrevocably agree that all actions to enforce an arbitrator’s decision pursuant to Section 9(k) of this Agreement shall be instituted and litigated only in federal, state or local courts sitting in Newark, New Jersey and each of such parties hereby consents to the exclusive jurisdiction and venue of such court and waives any objection based on forum non conveniens.

(e)                                  WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE, RELEASE AND RELINQUISH ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS TO ENFORCE AN ARBITRATOR’S DECISION PURSUANT TO SECTION 9(k) OF THIS AGREEMENT.

(f)                                   Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

(g)                                  Entire Understanding. This Agreement including the Plan, all Exhibits and Recitals hereto which are incorporated herein by this reference, together with the other agreements and documents being executed and delivered concurrently herewith by the Executive and the Company, constitute the entire understanding among all of the parties hereto and supersedes any prior understandings and agreements, written or oral, among them respecting the subject matter within, including, without limitation, the Original Agreement. The foregoing notwithstanding, the agreements documenting the equity and equity linked securities executed pursuant to the Original Agreement shall remain in full force and effect in accordance with their terms.

(h)                                 Pronouns and Headings. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

(i)                                     Amendments. Except as set forth in Sections 7(e) and/or 9(c) above, this Agreement shall not be changed or amended unless in writing and signed by both the Executive and the Company.

(j)                                    The Executive’s Acknowledgement. The Executive acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

(k)                                 Arbitration. Except as provided in Section 9(e) hereof, in the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration in Newark, New Jersey, administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Commercial Arbitration Rules, to which shall be added the provisions of the Federal Rules of Civil Procedure relating to the Production of Evidence, and the parties agree that the arbitrators may impose sanctions in their discretion to enforce compliance with discovery and other obligations. Such arbitration shall be presided over by a single arbitrator. If the Executive, on the one hand, and the Company, on the other hand, do not agree on the arbitrator within fifteen (15) days after a party requests arbitration, the arbitrator shall be selected by the Executive and the Company from a list of five (5) potential arbitrators provided by AAA. Such list shall be provided within ten (10) days of the request of any party for arbitration. The party requesting arbitration shall delete one name from the list. The other party shall delete one name from the list. This process shall then be repeated in the same order, and the last remaining person on the list shall be the arbitrator. This selection process shall take place within the two (2) business days following both parties’ receipt of the list of five (5) potential arbitrators. Hearings in the arbitration proceedings shall commence within twenty (20) days of the selection of the arbitrator or as soon thereafter as the arbitrator is available. The arbitrator shall deliver his or her opinion within twenty (20) days after the completion of the arbitration hearings. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance. Unless otherwise ordered by the arbitrator pursuant to this Agreement, the arbitrator’s fees and expenses shall be shared equally by the parties.

(l)                                     Attorney’s Fees. If any arbitration is brought under Section 9(k), the arbitrator may award the successful or prevailing party reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled. If any other proceeding is brought by one party against the other in connection with or relating in any manner to this Agreement, or to enforce an arbitration award, the successful or prevailing party (as determined by an independent third party, e.g. a judge) shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

(m)                             Survival. Sections 6, 7, and 9 (as well as any provisions of this Agreement necessary to give effect thereto) shall survive the termination of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

THE COMPANY:

RELIANT PHARMACEUTICALS, INC.

By:
Name:
Title:

THE EXECUTIVE:

Ernest Mario

[SIGNATURE PAGE TO ERNEST MARIO A/R EMPLOYMENT AGREEMENT]

EXHIBIT A

RESTRICTED SHARE AGREEMENT

EXHIBIT B

OPTION AGREEMENT

EXHIBIT C

BENEFITS

Workers Compensation

Life Insurance consistent with policy in place on July 1, 2005